EXHIBIT 99.1
NEWS RELEASE

Deep Well Elects to Participate with Andora in Demonstration Project to Produce Heavy Oil at Sawn Lake

August 21, 2013 – 08:00 EDT

EDMONTON, ALBERTA – (Marketwire) Deep Well Oil & Gas, Inc. (and its subsidiaries – “Deep Well” or “Company”) (OTCQB Marketplace: DWOG) is  pleased to announce that it has served notice of election to participate in the SAGD Demonstration Project planned by Andora Energy Corporation, in Section 30-91-12W5 held by Andora (50%), MP West Canada (25%) and Deep Well (25%).

The election is pursuant to a Demonstration Project Joint Operating Agreement dated July 30, 2013, reached between Andora and Deep Well's wholly-owned subsidiaries, Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd.

The effect of this election is that Deep Well will participate in Andora's demonstration project to produce oil from Section 30 of the jointly-held lands, which geological studies show has one of the thickest pay zones of heavy oil in the Sawn Lake reservoir with the most easily-accessible potential for production to yield sustained commercially-viable quantities of heavy oil  for a few decades.

Deep Well's portion of expenses related to the Section 30 SAGD project, up to $40 million US,  will be borne entirely by MP West Canada SAS, a wholly-owned subsidiary of Saint-Aubin Energy (owned 1/3 by Maurel et Prom and 2/3 by MPI, two listed companies based in Paris, France – “Maurel et Prom”). Under a previously announced farmout agreement, Maurel et Prom is spending up to $40 million US on the demonstration project, in return for a net 25 per cent working interest in the 12 sections comprising the Deep Well-Andora joint lands.

It is anticipated that drilling and then steaming will take place this fall. First oil production from Sawn Lake is anticipated in the first quarter of 2014.

Maurel et Prom and MPI are France's second and third largest oil and gas companies. They have proven experience as oil operators with a presence in Africa and Latin America. In 10 years, they have drilled more than 100 exploration wells and discovered major fields at minimum cost. Currently working in 11 countries on 4 continents. The two companies’ management is comprised exclusively of professionals with strong track records in the oil and gas industry.

Deep Well and its Canadian subsidiaries, Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., has, before the Farmout to Maurel et Prom, a 90 per cent working interest in 51 contiguous square miles of oil sands leases, an 80 per cent working interest in 5 contiguous square miles of oil sands leases and a 25 per cent (post Farmout) working interest in 12 contiguous square miles in the Sawn Lake heavy oil area in North Central Alberta. The leases cover 17,408 gross hectares (43,015 gross acres).

This project is separate from Deep Well's earlier announced thermal recovery project, intended to extract heavy oil using Horizontal Cyclic Steam Stimulation (HCSS) on the north half of Section 10-92-13W5 where Deep Well has a 90 per cent working interest.

Effective December 31, 2011, DeGolyer and MacNaughton Canada Limited (D&M), an independent qualified reserves evaluator, in their report named, “Assessment and Evaluation of Reserves and Resources as of December 31, 2011 on the Sawn Lake Property owned by Northern Alberta Oil Ltd in Alberta, Canada”, assigned probable reserves1 of 7.8 million barrels to the planned pilot project lands and an additional 198 million barrels of best case contingent resources2 to Deep Well's remaining Sawn Lake lands in the Peace River oil sands area of Alberta. These reserves and resources were calculated before changes to  our working interests.

1 Probable Reserves in this News Release are those additional reserves which analysis of geoscience and engineering data indicate are less likely to be recovered than Proved Reserves but more certain to be recovered than Possible Reserves. These estimated probable reserves are classified as undeveloped at this time.

2 Contingent Resources in this News Release are those quantities of petroleum estimated, as of December 31, 2011, to be potentially recoverable from known accumulations by application of development projects, but which are not currently considered to be commercially recoverable due to one or more contingencies. The Contingent Resources in this News Release reflect the ‘best estimate’ as reported by D&M. A ‘best estimate’ is the estimate of the quantity of resources that will actually be recovered. It is equally likely that the actual quantities recovered will be greater or less than the ‘best estimate’. Specific contingencies precluding these contingent resources being classified as reserves include but are not limited to; regulatory approvals to develop the resources and financing.

Deep Well is fully committed to best practices in environmental stewardship to assure sustainable development of its in-situ heavy oil holdings.

Statements relating to “reserves” are deemed to be forward looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described exist in the quantities predicted or estimated, and can be profitably produced in the future.  Investors are cautioned not to assume that any part or all of the probable or possible reserves described herein will ever be converted to proved reserves.

The estimates of reserves and future net revenue for individual properties may not reflect the same confidence level as estimates of reserves and future net revenue for all properties, due to the effects of aggregation.

This news release contains forward-looking statements, including those related to anticipated operations and timing of production from the Sawn Lake area.  The words or phrases "would be," "to be," "will allow," "intends to," "will likely result," "expected," "will continue," "is anticipated," "potential," "recoverable," "estimate," "forecast," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business and described in this news release. The Company's business and the realization of the results contemplated by this news release are subject to various risks, which are discussed in the Company's filings with the SEC. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this news release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward- looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Contact Information:
Deep Well Oil & Gas, Inc.
(780) 409-8144
info@deepwelloil.com
www.deepwelloil.com